Exhibit Item 23(j)(2)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Clipper Fund, Inc.:
We consent to the use of our report dated February 18, 2011 incorporated by reference in this Registration Statement of Clipper Fund, Inc. and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

/s/ KPMG LLP
Denver, Colorado
April 26, 2011